Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Welsh Property Trust, Inc.:

We consent to the use of our reports dated March 3, 2010, with respect to the balance sheet of Welsh Property Trust, Inc. as of January 31, 2010; the combined balance sheets of Welsh Predecessor Companies as of December 31, 2009 and 2008, and the related combined statements of operations, changes in owners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009 and related financial statement schedule III; and the consolidated balance sheet of WelshCo, LLC and Subsidiaries as of December 31, 2009, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2009, and our report dated March 3, 2010, except as to financial statement schedule III, which is as of April 9, 2010, with respect to the combined balance sheets of Welsh Contribution Companies as of December 31, 2009 and 2008, and the related combined statements of operations, changes in owners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009; and related financial statement schedule III, included herein and to the reference to our firm under the headings “Experts” and “Selected Financial Data” in the prospectus.
/s/  KPMG LLP
Minneapolis, Minnesota
May 14, 2010